Exhibit 10.20
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is made this 16 day of December 2009, by DiamondRock Hospitality Company, a Maryland corporation (the “REIT”), with its principal place of business at 6903 Rockledge Drive, Suite 800, Bethesda, Maryland 20817 and William J. Tennis, residing at 8113 River Falls Drive, Potomac, Maryland 20854 (the “Executive”). This Agreement is effective as of January 4, 2010; the first day of employment of Mr. Tennis.
1.Purpose

The REIT considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the REIT (the “Board of Directors”) recognizes that, as in the case with many corporations, the possibility of a termination of employment exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the distraction of key management personnel to the detriment of the REIT and its stockholders. Therefore, the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the REIT's key management. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the REIT, the Executive shall not have any right to be retained in the employ of the REIT.
2.Definitions

(a)Accrued Salary. “Accrued Salary” shall mean accrued and unpaid base salary through the Date of Termination. In addition, in the event the Executive's annual bonus for the REIT's most recently completed fiscal year has not yet been paid to the Executive, then Accrued Salary also shall include such prior fiscal year's earned, accrued and unpaid bonus.

(b)Cause. “Cause” for termination shall mean a determination by the Board of Directors in good faith that any of the following events has occurred: (i) indictment of the Executive of, or the conviction or entry of a plea of guilty or nolo contendere by the Executive to any felony, or any misdemeanor involving moral turpitude; (ii) the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the REIT, DiamondRock Hospitality Limited Partnership (the “Operating Partnership”) and their subsidiaries (the REIT, the Operating Partnership and their subsidiaries are hereinafter referred to as the “DiamondRock Group”) other than an occasional and de minimis use of Company property for personal purposes; (iii) the Executive's willful failure or gross negligence in the performance of his assigned duties for the DiamondRock Group, which failure or gross negligence continues for more than 5 days following the Executive's receipt of written or electronic notice of such willful failure or gross negligence from the Board of Directors; (iv) any act or omission of the Executive that has a demonstrated and material adverse impact on the DiamondRock Group's reputation for honesty and fair dealing or any other conduct of the Executive that would reasonably be expected to result in injury to the reputation of the DiamondRock Group; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the REIT to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate, destroy or fail to produce documents or other materials.

For purposes of this Section 2(b), any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the DiamondRock Group shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the DiamondRock Group. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board of Directors, finding that, in the good faith opinion of the Board of Directors, the Executive has engaged in the conduct described in this Section 2(b); provided, that if the Executive is a member of the Board of Directors, the Executive shall not vote on such resolution.
(c)Change in Control. “Change in Control” shall mean any of the following events:

(i)
The conclusion of the acquisition (whether by a merger or otherwise) by any Person (other than a Qualified Affiliate), in a single transaction or a series of related transactions, of Beneficial Ownership of more than 50 % of (1) the REIT's outstanding common stock (the “Common Stock”) or (2) the combined voting power of the REIT's outstanding securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

(ii)
The merger or consolidation of the REIT with or into any other Person other than a Qualified Affiliate, if the directors immediately prior to the merger or consolidation cease to be the majority of the Board of Directors at anytime within 12 months of the completion of the merger or consolidation;

(iii)
Any one or a series of related sales or conveyances to any Person or Persons (including a liquidation or dissolution) other than any one or more Qualified Affiliates of all or substantially all of the assets of the REIT or the Operating Partnership; or

(iv)
Incumbent Directors cease, for any reason, to be a majority of the members of the Board of Directors, where an “Incumbent Director” is (1) an individual who is a member of the Board of Directors on the effective date of this Agreement or (2) any new director whose appointment by the Board of Directors or whose nomination for election by the stockholders was approved by a majority of the persons who were already Incumbent Directors at the time of such appointment, election or approval, other than any individual who assumes office initially as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors or as a result of an agreement to avoid or settle such a contest or solicitation.

A Change in Control shall also be deemed to have occurred upon the completion of a tender offer for the REIT's securities representing more than 50% of the Outstanding Voting Securities, other than a tender offer by a Qualified Affiliate.
For purposes of this definition of Change in Control, the following definitions shall apply: (A) “Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” shall have the meanings provided in Exchange Act Rule 13d-3; (B) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; (C) “Person” shall mean any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any natural person, corporation, trust, association, company, partnership, joint venture, limited liability company, legal entity of any kind, government, or political subdivision, agency or instrumentality of a government, as well as two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the REIT's securities; and (D) “Qualified Affiliate” shall mean (I) any directly or indirectly wholly owned subsidiary of the REIT or the Operating Partnership; (II) any employee benefit plan (or related trust) sponsored or maintained by the REIT or the Operating Partnership or by any entity controlled by the REIT or the Operating Partnership; or (III) any Person consisting in whole or in part of the Executive or one or more individuals who are then the REIT's Chief Executive Officer or any other named executive officer (as defined in Item 402 of Regulation S-K under the Securities Act of 1933) of the REIT as indicated in its most recent securities filing made before the date of the transaction.
(d)Date of Termination. “Date of Termination” shall mean the actual date of the Executive's termination of employment with the REIT.

(e)Disability. “Disability” shall mean if the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f)Good Reason. “Good Reason” for termination shall mean the occurrence of one of the following events, without the Executive's prior written consent, provided such event is not corrected within 15 days following the Board of Director's receipt of written or electronic notice of such event: (i) a material diminution in the Executive's duties or responsibilities or any material demotion from the Executive's current position at the REIT, including, without limitation: (A) if the Executive is the CEO, either discontinuing his direct reporting to the Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the Executive is not the CEO, discontinuing the Executive reporting directly to the CEO or (C) if the Executive is the Chief Accounting Officer, discontinuing the Executive's reporting directly to the Chief Financial Officer or to the Chief Executive Officer; (ii) if the Executive is a member of the Board of Directors, the failure of the REIT or its affiliates to nominate the Executive as a Director of the REIT; (iii) a requirement that the Executive work principally from a location outside the 50 mile radius from the REIT's address, except for required travel on the REIT's business to the extent substantially consistent with the Executive's business travel obligations on the date hereof; (iv) failure to pay the Executive any compensation, benefits or to honor any indemnification agreement to which the Executive is entitled within 30 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a Change in Control: (A) a reduction in the Executive's annual base salary or annual bonus opportunity as in effect immediately prior to the Change in Control; (B) the failure of the REIT to obtain an agreement, reasonably satisfactory to the Executive, from any successor or assign of the REIT to assume and agree to adopt this Agreement for a period of at least two years from the Change in Control.

(g)Restricted Period. The “Restricted Period” shall mean, the Executive's employment with the REIT, which period may be extended for an additional period of 12 months if the Executive is entitled to, and receives, the Cash Severance specified under Section 3(b)(2) hereof.

(h)Retirement. As used in this Agreement, “Retirement” shall mean a retirement by the Executive if the Executive has been designated as an eligible retiree by the Board of Directors, in the Board's sole discretion.

3.Effect of Termination

(a)Any Termination. If the Executive's employment with the REIT terminates for any reason, the Executive shall be entitled to any Accrued Salary. The Executive shall have no rights or claims against the DiamondRock Group except to receive the payments and benefits described in this Section 3. The REIT shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the REIT in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

None of the benefits described in this Section 3 (other than Accrued Salary) will be payable unless the Executive has signed a general release which has become irrevocable, satisfactory to the REIT in the reasonable exercise of its discretion, releasing the DiamondRock Group, its affiliates including the REIT, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive's employment or termination of employment. In addition, the benefits described in this Section 3 (other than Accrued Salary) are conditioned upon the Executive's ongoing compliance with his/her restrictions, covenants and promises under Sections 4, 5, 6 and 7 below (as applicable).
(b)Termination by the REIT without Cause or by Executive for Good Reason. If the REIT terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason so as to constitute, in either case, a separation from service for purposes of Code Section 409A, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:

(i)	a pro-rata bonus for the fiscal year determined through the Date of Termination and calculated based on the target bonus for such fiscal year to be paid within 90 days after the Date of Termination;

(ii)
an amount equal to (A) two times (B) the sum of (I) the Executive's base salary in effect immediately prior to the Date of Termination, and (II) the Executive's target annual bonus (collectively, the “Cash Severance”) to be paid within 90 days after the date of Termination;

(iii)
continued payment by the REIT for health insurance coverage for the Executive and the Executive's spouse and dependents for 18 months, consistent with COBRA following the Date of Termination to the same extent that the REIT paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable and/or the REIT's insurer refuses to continue coverage during the 18 month period, the REIT thereafter shall be obliged only to pay monthly to the Executive an amount which, after reduction for applicable income and employment taxes, is equal to the monthly COBRA premium for such insurance for the remainder of such severance period.

(iv)
vesting as of the Date of Termination of 100% of all unvested time-based restricted stock awards, to the extent permitted by law. The treatment of equity compensation awards that are not time based vesting (such as restricted stock which vests based on one or more performance metrics) granted after the effective date of this agreement will be specified in the individual grant agreements and/or the applicable plans covering such awards.

(c)Termination In the Event of Death or Disability. If the Executive's employment terminates because of the Executive's death or Disability, then in addition to the benefits under Section 3(a) above, the Executive (or his estate or other legal representatives, as the case may be) shall be entitled to receive:

(i)	a pro-rata bonus, payable within 90 days after the Date of Termination, for the fiscal year determined through the Date of Termination and calculated based on the target bonus for such fiscal year;

(ii)
continued payment by the REIT for health insurance coverage for the Executive and the Executive's spouse and dependents for 18 months, consistent with COBRA, following the Date of Termination to the same extent that the REIT paid for such coverage immediately prior to the termination of the Executive's employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable and/or the REIT's insurer refuses to continue coverage during the 18 month period, the REIT thereafter shall be obliged only to pay monthly to the Executive an amount which, after reduction for applicable income and employment taxes, is equal to the monthly COBRA premium for such insurance for the remainder of such severance period.

(iii)
vesting as of the Date of Termination of 100% of all unvested time-based restricted stock awards, to the extent permitted by law. The treatment of equity compensation awards that are not time based vesting (such as restricted stock which vests based on one or more performance metrics) granted after the effective date of this agreement will be specified in the individual grant agreements and/or the applicable plans covering such awards.

(d)Termination In the Event of Retirement. If the Executive's employment terminates because of his Retirement, then in addition to the benefits under Section 3(a) above, the Executive shall be entitled to receive the following:

(i)
a pro-rata bonus, payable within 90 days after the date of termination, for the fiscal year determined through the Date of Termination and calculated based on the target bonus for such fiscal year; and

(ii)
notwithstanding the Retirement by the Executive, all unvested time-based restricted stock awards shall continue to vest at the times and on the terms as set forth in the relevant restricted stock award agreements as if the Executive remained continuously employed by the REIT from the Date of Termination through each such vesting date. The treatment of non-time-based equity compensation awards (such as restricted stock which vests based on one or more performance metrics) granted after the effective date of this agreement will be specified in individual grant agreements and/or the applicable plans covering such awards.

(e)In the event the Executive's termination of employment occurs in connection with or following a Change in Control, and in the event that any payment made pursuant to Section 3 hereof or any insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive under this Agreement or otherwise (the “Severance Payments”), are subject to the excise tax imposed by

Section 4999 (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Excise Tax”); then

(i)
If the reduction of the Severance Payments to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax benefit than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments of cash orginating under Section 3 (a)-3(d) hereof, and then by reducing other payments to the extent permitted by any applicable plan and/or agreement.

(ii)
If the reduction for the Severance Payments to the Safe Harbor Cap would not result in a greater after tax result to the Executive, no amounts payable under this agreement shall be reduced pursuant to this provision.

(iii)
The determination of whether the Excise Tax is payable and the amount thereof shall be made in writing in good faith by a nationally recognized independent certified public accounting firm selected by the REIT and approved by the Executive, such approval not to be unreasonably withheld (the “Accounting Firm”). For purposes of making the calculations required by this Section 3(e), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. The REIT and the Executive shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 3(e). The REIT shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 3(e).

4.Non-Disparagement

The Executive agrees that he/she will not, whether during or after the Executive's employment with the REIT, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage the DiamondRock Group or any officers, executives, directors, partners, managers, members, principals, employees, representatives, or agents of the DiamondRock Group, or which foreseeably could or reasonably could be expected to harm the reputation or goodwill of any of those persons or entities, or (b) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else.
5.Non-Competition

(a)Non-Competition. Subject to Section 5(b) hereof, the Executive agrees that during the Restricted Period the Executive shall not, without the prior express written consent of the REIT, directly or indirectly, anywhere in the United States, own an interest in, join, operate, control or participate in, or be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, any lodging-oriented real estate investment company. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a real estate investment company. The restrictions of this Section 5(a) shall not apply if the Executive's employment with the REIT is terminated without cause by the Company or the Executive effective during the 12 month period immediately following a Change in Control.

(b)Board's Discretion. Notwithstanding anything contained herein, the Board of Directors retains the right, in its sole discretion, to shorten or eliminate the post-employment Restricted Period for any Executive.

6.Non-Solicitation of Employees. The Executive agrees that while he/she is employed as an employee of the REIT and for a period of 12 months after the termination of the Employee's employment with the REIT for whatever reason, the Employee shall not, without the express written consent of the REIT, hire, solicit, recruit, induce or procure (or assist or encourage any other person or entity to hire, solicit, recruit, induce or procure), directly or indirectly or on behalf of himself or any other person or entity, any officer, executive, director, partner, principal, member, or non-clerical employee of the DiamondRock Group or any person who was an officer, executive, director, partner, principal, member, or non-clerical employee of the DiamondRock Group at any time during the final year of the Executive's employment with the REIT, to work for the Executive or any person or entity with which the Executive is or intends to be affiliated or otherwise directly or indirectly encourage any such person to terminate his or her employment or other relationship with the DiamondRock Group without the prior express written consent of the REIT. Notwithstanding anything contained herein, the foregoing shall not restrain the Executive from hiring, soliciting, recruiting, inducing or procuring any person to work for the Executive or any person or entity with which the Executive is or intends to be affiliated if such person was either terminated by the REIT or such person resigned for Good Reason. In addition, the Board of Directors retains the right, in its sole discretion, to release any Executive from its obligations under this Section.

7.Injunctive Relief. The Executive understands that the restrictions contained in Section 4, 5 and 6 of this Agreement are intended to protect the REIT's interests in its proprietary information, goodwill, and its employee and investor relationships, and agrees that such restrictions (and the scope and duration thereof) are necessary, reasonable and appropriate for this purpose. The Executive acknowledges and agrees that it would be difficult to measure any damages caused to the REIT which might result from any breach by the Executive of his promises and obligations under Sections 4, 5 and/or 6, that the REIT would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Therefore, the Executive agrees and consents that the REIT shall be entitled to an injunction or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise) to restrain any such breach or threatened breach without showing or proving any actual damage to the REIT; and the REIT shall be entitled to an award of its attorneys fees and costs incurred in enforcing the Executive's obligations under Sections 4, 5 and/or 6.

8.Miscellaneous

(a)409A. Notwithstanding anything to the contrary, if the Executive is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the REIT's stock is publicly traded on an established securities market or otherwise, to the extent necessary to avoid any penalties under Section 409A of the Code, any payment hereunder may not be made before the date that is six months after the date of separation from service.

(b)Tax Withholding. All payments made by the REIT under this Agreement shall be net of any tax or other amounts required to be withheld by the REIT under applicable law.

(c)No Mitigation. The REIT agrees that, if the Executive's employment by the REIT is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the REIT pursuant to Section 3 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the REIT or otherwise.

(d)No Offset. The REIT's obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the REIT, the Operating Partnership or any of their subsidiaries may have against the Executive or others unless such set-off, counterclaim, recoupment, defense, or other right arises from the Executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the Operating Partnership and their subsidiaries.

(e)Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the REIT in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the REIT which relate to events or occurrences that transpired while Executive was employed by the REIT; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the REIT at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the REIT in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the REIT. The REIT shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 8(e), including, but not limited to, reasonable attorneys' fees and costs.

(f)Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, or (iii) in the case of facsimile transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to the REIT, to:
DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800; Bethesda, MD 20817
Facsimile: (240) 744-1199
Attn: 1) Lead Director; 2) Chairman of the Board and 3) Chairman of the Compensation Committee

(ii)	If to the Executive, to:
William J. Tennis
8113 River Falls Drive, Potomac, Maryland 20854

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.
(g)Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(h)Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation the [employment agreement dated as of June 4, 2004][letter agreement dated as of June 30, 2004]. For the avoidance of doubt, such [employment][letter] agreement is hereby terminated and the Executive hereby waives any rights that he may have under such agreement.

(i)Amendment. This Agreement may be amended or modified only by a written instrument executed by both the REIT and the Executive.

(j)Governing Law and Forum. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of laws principles, by a court of competent jurisdiction located within the State of Maryland.

(k)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the REIT may be merged or which may succeed to its assets or business or any entity to which the REIT may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

(l)Waiver. No delays or omission by the REIT or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the REIT or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(m)Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(n)Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. In the event that any portion or provision of this Agreement (including, without limitation, any portion or provision of Sections 4, 5, and/or 6) is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or otherwise unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be reformed and deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable and shall be enforced by said court or arbitrator accordingly.

(o)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
DIAMONDROCK HOSPITALITY COMPANY
By:
/s/ Mark W. Brugger
Mark W. Brugger

EXECUTIVE
/s/ William J. Tennis
William J. Tennis